news release

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
APRIL 28, 2017

Chevron Reports First Quarter Net Income of $2.7 Billion

San Ramon, Calif., April 28, 2017 – Chevron Corporation (NYSE: CVX) today reported earnings of $2.7 billion ($1.41 per share – diluted) for first quarter 2017, compared with a loss of $725 million ($0.39 per share – diluted) in the 2016 first quarter. Included in the quarter was a gain of approximately $600 million from the sale of an upstream asset. Foreign currency effects decreased earnings in first quarter 2017 by $241 million, compared with a decrease of $319 million a year earlier.
Sales and other operating revenues in first quarter 2017 were $32 billion, compared to $23 billion in the year-ago period.
Earnings Summary

	Three Months Ended March 31
Millions of dollars	2017	2016
Earnings by business segment
Upstream	$1,517	$(1,459)
Downstream	926	735
All Other	239	(1)
Total (1)(2)	$2,682	$(725)
(1) Includes foreign currency effects	$(241)	$(319)
(2) Net income (loss) attributable to Chevron Corporation (See Attachment 1)
“First quarter earnings and cash flow improved significantly from a year ago,” said Chairman and CEO John Watson. “We benefitted from increasing crude oil prices and ongoing efficiencies being implemented across the company.”
“We continue to make good progress on reducing our spend,” Watson added. “Our operating expenses were reduced by about 14 percent from first quarter 2016 and our capital spending declined over 30 percent from a year ago. We started up several new projects and have all three trains at Gorgon online. We also progressed our asset sales program. The combination of these actions contributed to a cash positive first quarter.”
“Overall net oil-equivalent production in the first quarter increased 3 percent compared to the 2016 full year and we are on track to meet the 4-9 percent growth goal for 2017 before the effect of asset sales,” Watson added.
Recent company milestones include:

•	Angola - Commenced production from the main production facility of the Mafumeira Sul Project.

•	Australia - Achieved first LNG from Train 3 at the Gorgon Project.

•	Bangladesh - Announced agreement to sell upstream operations.

•	Canada - Signed agreement to sell refining and marketing assets in British Columbia and Alberta.

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•	Indonesia - Completed the sale of the geothermal business.

•	South Africa and Botswana - Signed agreement to sell refining, fuels and lubricants assets.

UPSTREAM
Worldwide net oil-equivalent production was 2.68 million barrels per day in first quarter 2017, compared with 2.67 million barrels per day in the 2016 first quarter. Production increases from major capital projects and base business were largely offset by production entitlement effects in several locations, normal field declines and the impact of asset sales.

U.S. Upstream

	Three Months Ended March 31
Millions of dollars	2017	2016
Earnings	$80	$(850)
U.S. upstream operations earned $80 million in first quarter 2017, compared with a loss of $850 million from a year earlier. The increase was primarily due to higher crude oil realizations and lower depreciation and operating expenses.
The company’s average sales price per barrel of crude oil and natural gas liquids was $45 in first quarter 2017, up from $26 a year ago. The average sales price of natural gas was $2.39 per thousand cubic feet, compared with $1.32 in last year’s first quarter.
Net oil-equivalent production of 672,000 barrels per day in first quarter 2017 was down 29,000 barrels per day, or 4 percent, from a year earlier. Production increases from base business in the Gulf of Mexico, shale and tight properties in the Permian Basin in Texas and New Mexico, and the Jack/St. Malo major capital project were more than offset by the impact of asset sales of 68,000 barrels per day, and normal field declines. The net liquids component of oil-equivalent production increased 3 percent in first quarter 2017 to 504,000 barrels per day, while net natural gas production decreased 21 percent to 1.01 billion cubic feet per day.

International Upstream

	Three Months Ended March 31
Millions of dollars	2017	2016
Earnings*	$1,437	$(609)
*Includes foreign currency effects	$(274)	$(298)
International upstream operations earned $1.4 billion in first quarter 2017, compared with a loss of $609 million a year earlier. The increase was due to higher crude oil realizations, a gain of approximately $600 million from the sale of the Indonesia geothermal business, higher natural gas sale volumes and lower operating expenses, partially offset by higher depreciation expense and higher tax items. Foreign currency effects decreased earnings by $274 million in first quarter 2017, compared with a decrease of $298 million a year earlier.
The average sales price for crude oil and natural gas liquids in first quarter 2017 was $49 per barrel, up from $29 a year earlier. The average price of natural gas was $4.36 per thousand cubic feet, compared with $3.91 in last year’s first quarter.
Net oil-equivalent production of 2.00 million barrels per day in first quarter 2017 increased 39,000 barrels per day, or 2 percent, from a year ago. Production increases from major capital projects and base business were partially offset by production entitlement effects in several locations, normal field declines and the effects of civil unrest in Nigeria. The net

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liquids component of oil-equivalent production decreased 7 percent to 1.20 million barrels per day in first quarter 2017, while net natural gas production increased 19 percent to 4.80 billion cubic feet per day.

DOWNSTREAM

U.S. Downstream

	Three Months Ended March 31
Millions of dollars	2017	2016
Earnings	$469	$247
U.S.downstream operations earned $469 million in first quarter 2017, compared with earnings of $247 million a year earlier. The increase was primarily due to the absence of a first quarter 2016 asset impairment, lower operating expenses as a result of decreased planned turnaround activity, and higher margins on refined product sales.
Refinery crude oil input in first quarter 2017 decreased 5 percent to 912,000 barrels per day from the year-ago period. Refined product sales of 1.15 million barrels per day decreased 5 percent from first quarter 2016. Branded gasoline sales of 511,000 barrels per day were essentially unchanged from the 2016 period. Both refinery crude oil input and refined product sales were down due to divestment of the Hawaii refining and marketing assets
.

International Downstream

	Three Months Ended March 31
Millions of dollars	2017	2016
Earnings*	$457	$488
*Includes foreign currency effects	$(46)	$(48)
International downstream operations earned $457 million in first quarter 2017, compared with $488 million a year earlier. The decrease was primarily due to lower margins on refined product sales. Foreign currency effects decreased earnings by $46 million in first quarter 2017, compared with a decrease of $48 million a year earlier.
Refinery crude oil input of 753,000 barrels per day in first quarter 2017 decreased 42,000 barrels per day from the year-ago period, mainly due to planned turnaround activity at the company’s refinery in Cape Town, South Africa.
Refined product sales of 1.45 million barrels per day in first quarter 2017 increased 1 percent from the year-ago period due to higher gas oil and fuel oil sales, partially offset by lower gasoline sales.

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ALL OTHER

	Three Months Ended March 31
Millions of dollars	2017	2016
Earnings/(Charges)*	$239	$(1)
*Includes foreign currency effects	$79	$27
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net earnings in first quarter 2017 were $239 million, compared with net charges of $1 million in the year-ago period. The change between periods was mainly due to lower employee expenses and favorable corporate tax items. Foreign currency effects increased earnings by $79 million in the first three months of 2017, compared with a benefit of $27 million in the 2016 period.

CASH FLOW FROM OPERATIONS
Cash flow from operations in first quarter 2017 was $3.9 billion, compared with $1.1 billion in the corresponding 2016 period. Excluding working capital effects, cash flow from operations in first quarter 2017 was $4.8 billion, compared with $2.1 billion in the corresponding 2016 period.

CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in first quarter 2017 were $4.4 billion, compared with $6.5 billion in the corresponding 2016 period. The amounts included $939 million in first quarter 2017 and $791 million in the corresponding 2016 period for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 90 percent of the companywide total in first quarter 2017.

# # #
NOTICE
Chevron’s discussion of first quarter 2017 earnings with security analysts will take place on Friday, April 28, 2017, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “could,” “should,” “budgets,” “outlook,” “focus,” “on schedule,” “on track,” “goals,” “objectives,” “strategies” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore,

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actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemicals margins; the company's ability to realize anticipated cost savings and expenditure reductions; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of the company's suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats and terrorist acts, crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries, or other natural or human causes beyond its control; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic and political conditions; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company's ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 20 through 22 of the company’s 2016 Annual Report on Form 10-K. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)	Three Months Ended March 31
REVENUES AND OTHER INCOME	2017	2016

Sales and other operating revenues *	$31,524	$23,070
Income from equity affiliates	1,150	576
Other income	747	(93)
Total Revenues and Other Income	33,421	23,553
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	17,506	11,225
Operating, selling, general and administrative expenses	5,526	6,402
Exploration expenses	144	370
Depreciation, depletion and amortization	4,194	4,403
Taxes other than on income *	2,871	2,864
Interest and debt expense	51	—
Total Costs and Other Deductions	30,292	25,264
Income (Loss) Before Income Tax Expense	3,129	(1,711)
Income tax expense (benefit)	430	(1,004)
Net Income (Loss)	2,699	(707)
Less: Net income attributable to noncontrolling interests	17	18
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$2,682	$(725)

PER-SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$1.43	$(0.39)
- Diluted	$1.41	$(0.39)
Dividends	$1.08	$1.07

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,879,372	1,869,775
- Diluted	1,895,393	1,869,775

* Includes excise, value-added and similar taxes.	$1,677	$1,652

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended March 31
	2017	2016
Upstream
United States	$80	$(850)
International	1,437	(609)
Total Upstream	1,517	(1,459)
Downstream
United States	469	247
International	457	488
Total Downstream	926	735
All Other (1)	239	(1)
Total (2)	$2,682	$(725)

SELECTED BALANCE SHEET ACCOUNT DATA	Mar. 31, 2017	Dec. 31, 2016
Cash and Cash Equivalents	$6,983	$6,988
Marketable Securities	$11	$13
Total Assets	$259,111	$260,078
Total Debt	$45,256	$46,126
Total Chevron Corporation Stockholders' Equity	$146,592	$145,556

	Three Months Ended March 31
CASH FLOW FROM OPERATIONS	2017	2016
Net Cash Provided by Operating Activities	$3,879	$1,141
Net increase in Operating Working Capital	$(957)	$(993)
Net Cash Provided by Operating Activities Excluding Working Capital	$4,836	$2,134

	Three Months Ended March 31
CAPITAL AND EXPLORATORY EXPENDITURES (3)	2017	2016
United States
Upstream	$1,051	$1,276
Downstream	321	421
Other	34	22
Total United States	1,406	1,719
International
Upstream	2,916	4,690
Downstream	69	59
Other	1	1
Total International	2,986	4,750
Worldwide	$4,392	$6,469
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income (Loss) Attributable to Chevron Corporation (See Attachment 1)
(3) Includes interest in affiliates:
United States	$177	$336
International	762	455
Total	$939	$791

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3

OPERATING STATISTICS (1)	Three Months Ended March 31
NET LIQUIDS PRODUCTION (MB/D): (2)	2017	2016
United States	504	490
International	1,204	1,291
Worldwide	1,708	1,781
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,006	1,266
International	4,801	4,044
Worldwide	5,807	5,310
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	672	701
International	2,004	1,965
Worldwide	2,676	2,666
SALES OF NATURAL GAS (MMCF/D):
United States	3,142	3,808
International	4,933	4,558
Worldwide	8,075	8,366
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	135	129
International	88	88
Worldwide	223	217
SALES OF REFINED PRODUCTS (MB/D):
United States	1,153	1,210
International (5)	1,445	1,436
Worldwide	2,598	2,646
REFINERY INPUT (MB/D):
United States	912	957
International	753	795
Worldwide	1,665	1,752

(1) Includes interest in affiliates.
(2) Includes net production of synthetic oil:
Canada	51	49
Venezuela Affiliate	29	27
(3) Includes natural gas consumed in operations (MMCF/D):
United States	37	67
International	512	428
(4)    Oil-equivalent production is the sum of net liquids production. net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	361	369